Exhibit 6.4

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made as of February 8, 2021.

BETWEEN:

_________________________________________ (the “Stockholder”)

- and -

TRIANGLE CANNA CORP., a corporation incorporated under the laws of the State of Nevada (the “Company”).

RECITALS:

WHEREAS, in connection with the Exchange and Contribution Agreement dated as of February 5, 2021, by and among the Company, the Stockholder and the other stockholders of the Company, the Company has issued to the Stockholder an aggregate of ______________________ shares (the “Stockholder Shares”) of the common stock, $0.0001 par value per share, of the Company (the “Company Shares”); and

WHEREAS, the Stockholder has agreed to have the Company Shares locked up and restricted on Transfer (hereinafter defined) for a period of time following the Initial Trading Date (hereinafter defined);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

1. The Stockholder hereby agrees that such Stockholder will not for the applicable Lock-up Period (defined below), directly or indirectly;

a.	sell, offer, contract or grant any option or right to sell, pledge, transfer, or otherwise dispose of Company Shares, whether owned of record or beneficially;

b.	enter into any swap, loan or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Company Shares, whether any such swap, loan or other agreement or transaction is to be settled by delivery of Company Shares, in cash or otherwise; or

c.	publicly announce an intention to do any of the foregoing

(each of the foregoing a “Transfer” and collectively, “Transfers”).

2. For purposes of this agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Initial Trading Date” means the first date that shares of Company Shares commence trading on a Qualified Securities Market.

“Immediate Family” means a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Stockholder.

“Lock-up Period” means the period commencing on the Initial Trading Date and expiring:

i.	in respect of the first 20% of the Stockholder Shares, the date that is 180 days following the Initial Trading Date;

ii.	in respect of the second 20% of the Stockholder Shares, the date that is 360 days following the Initial Trading Date;

iii.	in respect of the third 20% of the Stockholder Shares, the date that is 540 days following the Initial Trading Date;

iv.	in respect of the fourth 20% of the Stockholder Shares, the date that is 720 days following the Initial Trading Date; and

v.	in respect of the balance of the Stockholder Shares, the date that is 900 days following the Initial Trading Date.

“Qualified Securities Market” shall mean any one or more of the Nasdaq Capital Market, the OTCQX Market, the OTCQB Market, the NEO Exchange, the Canadian Securities Exchange or the Frankfurt Stock Exchange, or any other recognized U.S. or non-U.S. securities market.

3. In addition, the Stockholder agrees to execute any lock-up agreement required by the lead underwriter in connection with the Company’s initial public offering that the Company may conduct while the Stockholder holds any of the Stockholder Shares; provided, that any such agreement is consistent with the form of lock-up agreements generally required by underwriters.

4. Notwithstanding the restrictions on Transfers of Company Shares described above, the undersigned may undertake any of the following Transfers of Company Shares during the applicable Lock-up Period:

a.	by way of pledge or security interest, provided that the pledgee or beneficiary of the security interest agrees in writing with Company to be bound by this agreement for the remainder of the applicable Lock-up Period;

b.	a Transfer to the Immediate Family of the Stockholder or a corporation, partnership, limited liability company or other entity controlled by the Stockholder, a trust or account (including RRSP, RESP, RRIF or similar account) existing for the benefit of the Stockholder or the Immediate Family of the Stockholder, or as a bona fide gift or gifts to an Immediate Family Member, so long as any such transferee agrees in writing with Company to be bound by the terms of this Agreement for the remainder of the applicable Lock-up Period and, in the case of any corporation, partnership, limited liability company or other entity controlled by the Stockholder, so long as such entity remains controlled by the Stockholder for the remainder of the applicable Lock-up Period;

c.	any Transfer of Company Shares pursuant to a bona fide third party take-over bid, merger, tender offer or exchange offer or other business combination, acquisition of all or substantially all of the Company’s assets, plan of arrangement or other similar transaction (a “Change of Control Event”) which is Approved by the board of directors of the Company and made to all holders of Company Shares, involving a change of control of Company; provided, that in the event that the Change of Control Event is not consummated, the Company Shares owned by the Stockholder shall remain subject to the restrictions contained in this Agreement; or

d.	any Transfer consented to, in writing, by Company.

5.	The Stockholder understands that each certificate evidencing any of the Stockholder Shares, if certificated, will bear the legends substantively similar to that set forth below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE HOLDER IS SUBJECT TO CERTAIN RESTRICTIONS ON THE HOLDER’S ABILITY TO TRANSFER THE SECURITIES REPRESENTED BY THIS CERTIFICATE PURSUANT TO A LOCKUP AGREEMENT. A COPY OF SUCH LOCKUP AGREEMENT IS AVAILABLE FOR INSPECTION AT THE COMPANY’S OFFICE.”

6. The Stockholder hereby represents and warrants that the Stockholder has full power and authority to enter into this Agreement and that, upon request, the Stockholder will execute any additional documents necessary or desirable in connection with the enforcement hereof.

7. This Agreement is irrevocable and will be binding on the Stockholder and the Stockholder’s respective successors, assigns, and, if applicable, the Stockholder’s heirs and personal representatives; provided however that the Stockholder shall not assign any rights or obligations under this Agreement without the prior written consent of Company. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by (a) the Company, and (b) the Stockholder and which makes reference to this Agreement.

8. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party hereto sought to be charged with such waiver.

9. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable therein. The parties hereto hereby submit to the jurisdiction of the federal and state courts located in the State of California, County of Sacramento, in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER.

10. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

11. This agreement will terminate on the close of trading of Company Stock on the date that the last Lock-up Period expires.

12. This agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered by electronic transmission (including any electronic signature complying with the US. Federal ESIGN Act or 2000, or by PDF) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Signature page follows

IN WITNESS WHEREOF, the parties have each executed and delivered this Agreement as of the date first written above.

TRIANGLE CANNA CORP.

By:
Jedediah Morris
Chief Executive Officer

SHAREHOLDER:

____________________________

_______________________________